Exhibit 99.1

Central European Distribution Corporation Announces Confirmation Hearing Date of Plan of Reorganization

WARSAW, POLAND – April 9, 2013 – Central European Distribution Corporation (NASDAQ: CEDC) announced that following CEDC’s first day hearing, which occurred today, the Delaware Bankruptcy Court scheduled a hearing to consider confirmation of the Prepackaged Plan of Reorganization (the “Plan”) on May 13, 2013. Voting on the Plan closed on April 4, 2013. According to the official vote tabulation prepared by CEDC’s voting and information agent, impaired creditors have voted overwhelmingly to accept the Plan. On April 7, 2013, CEDC commenced voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code to seek confirmation of the Plan.

CEDC also announced today that Roust Trading Ltd. (“Roust Trading”) has informed CEDC that Roust Trading intends to make an aggregate $5 million payment to all existing stockholders of CEDC, including Roust Trading, as of April 5, 2013, if the Plan is confirmed by the Delaware Bankruptcy Court. This payment, if made, would not affect the other recoveries currently indicated under the Plan and will only be provided on the condition that it does not otherwise impede or slow down the approval and consummation of the Plan and is agreeable to the Delaware Bankruptcy Court. Roust Trading continues to work with its advisors, as well as the advisors to CEDC, to assess its ability to make this payment and no assurance can be given by CEDC, Roust Trading or any other party that this payment will actually be made.

The financial restructuring, which will eliminate approximately $665.2 million in debt from CEDC’s and CEDC FinCo’s balance sheets, does not involve the Company’s operating subsidiaries in Poland, Russia, Ukraine or Hungary and should have no impact on their business operations. Operations in these countries are independently funded and will continue to generate revenue during this process. All obligations to employees, vendors, credit support providers and government authorities will be honored in the ordinary course without interruption.

The terms of the Plan are described in the Amended and Restated Offering Memorandum, Consent Solicitation Statement and Disclosure Statement, dated March 8, 2013 (the “Offering Memorandum”), filed as an exhibit to a tender offer statement on Schedule TO-I/A on March 8, 2013, as amended and supplemented by Supplement No. 1 to the Offering Memorandum, dated March 18, 2013 (the “Supplement”), filed as an exhibit to the Form 8-K filed on March 19, 2013.

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Media contact:

Sitrick And Company

Thomas Mulligan

thomas_mulligan@sitrick.com

+1 212 573 6100

Central European Distribution Corporation

Anna Zaluska

Corporate PR Manager

+48 22 456 6061